Exhibit 5.1

[Hogan & Hartson LLP Letterhead]

October 23, 2007

Board of Directors

WSB Holdings, Inc.

4201 Mitchellville Road

Suite 200

Bowie, Maryland 20716

Gentlemen:

We are acting as counsel to WSB Holdings, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 8,410,710 shares of Company common stock, par value $.0001 per share (the “Shares”), in accordance with the Plan of Merger and Reorganization by and among The Washington Savings Bank, F.S.B., Washington Interim Savings Bank and the Company, dated as of September 25, 2007 (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.                                       An executed copy of the Registration Statement.

2.                                       The Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on October 23, 2007 and by the Chief Financial Officer of the Company on the date hereof as being complete, accurate, and in effect.

3.                                       The Bylaws of the Company, as certified by the Chief Financial Officer of the Company on the date hereof as being complete, accurate, and in effect.

4.                                       Resolutions of the Board of Directors of the Company adopted by unanimous written consent on September 26, 2007, as certified by the Chief Financial Officer of the Company on the date hereof as being complete, accurate, and in effect, relating to the execution and delivery of the Plan and the offer, issuance and sale of the Shares and arrangements in connection therewith.

5.                                       The Plan.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) effectiveness of the merger pursuant to the Plan under Delaware law, and (iii) issuance of the Shares in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON LLP